EXHIBIT 12.1


        COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                       (Excluding Interest on Deposits)


The Corporation's ratios of earnings to fixed charges (excluding interest on deposits) for the nine months ended September 30, 1996 and 1995 and for the five years ended December 31, 1995 were as follows:


                                               Nine Months          Years Ended December
                                           Ended September 30,              31,
(dollars in millions)                      -------------------      --------------------
                                                      1996             1995         1994
                                                      ----             ----         ----
Net income (loss)                                   $  449          $  678         $  542
Extraordinary items, net of tax                         --              --              7
Cumulative effect of changes in
accounting principles, net of tax                       --              --             --
Income tax expense (benefit)                           341             529            422
                                                      ----            ----           ----
   Pretax earnings (loss)                           $  790         $ 1,207         $  971
                                                    ======         =======         ======
Fixed charges:
   Portion of rental expense
   (net of sublease
   rental income) which
   approximates the
   interest factor                                      30              38             35
Interest on borrowed funds                             652           1,079          1,038
                                                      ----           -----          -----
   Total fixed charges                              $  682          $1,117         $1,073
                                                    ======          ======         ======
Earnings (for ratio calculation)                    $1,472          $2,324         $2,044
                                                    ======          ======         ======
Ratio of earnings to fixed                           2.16x           2.08x          1.90x
   charges                                          ======          ======         ======

(table continued)
                                                   Years Ended December 31,
                                                   ------------------------
(dollars in millions)
                                                        1993         1992         1991
                                                        ----         ----         ----
Net income (loss)                                     $  367         $  338      $  (103)
Extraordinary items, net of tax                           --            (73)          (8)
Cumulative effect of changes in
accounting principles, net of tax                        (24)            --           --
Income tax expense (benefit)                             262            190          (51)
                                                        ----           ----         -----
   Pretax earnings (loss)                             $  605         $  455      $  (162)
                                                      ======         ======      ========
Fixed charges:
   Portion of rental expense
   (net of sublease
   rental income) which
   approximates the
   interest factor                                        36             37           39
Interest on borrowed funds                               384            352          386
                                                        ----           ----         ----
   Total fixed charges                                $  420         $  389      $   425
                                                       ======         ======      ======
 Earnings (for ratio calculation)                     $1,025         $  844      $   263
                                                       ======         ======     =======
Ratio of earnings to fixed                              2.44x          2.17x         .62x
   charges                                             ======         ======     =======



For purposes of computing the consolidated ratio of earnings to fixed charges, "earnings" represent income (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (excluding interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. For the year ended December 31, 1991, earnings were insufficient to cover fixed charges. Additional earnings necessary for the year ended December 31, 1991 to bring the ratio of earnings to fixed charges to a one-to-one basis are $162 million.